                                     * Confidential portion has been omitted and
                                       filed separately with the Commission.

                                                                 EXHIBIT 10.2(b)
                   [LETTERHEAD OF CONTINENTAL AIRLINES, INC.]

                                February 5, 1995
Mr. Robert M. Worsley
President and CEO
SkyMall In-Flight Shopping Service
1520 East Pima Street
Phoenix, AZ 85034

         Re: AMENDMENT TO THE JANUARY 1, 1992 AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN CONTINENTAL AIRLINES AND SKYMALL, INC.

Dear Bob:

                  This letter, when accepted on behalf of Continental Airlines, Inc. ("Continental") and SkyMall, Inc. ("SkyMall"), will constitute an amendment to the Airline Customer Services Agreement dated January 1, 1992 between Continental and SkyMall (the "Agreement"). Whereas Continental has previously delivered to SkyMall a letter terminating the Agreement and Continental has agreed to revoke the letter terminating the Agreement if SkyMall agrees to the amendment to the Agreement as set forth herein. The amendment is set forth as follows:

                  Agreement 7.1 Minimum Fee Payment is amended to increase the monthly Minimum Fee Payment to $*, thereby increasing the annual Minimum Fee Payment to $*. SkyMall agrees that payment of Continental's Minimum Fee Payment will be retroactive to October 1, 1994.

                  Agreement 4.5 Termination of the Agreement is amended to allow Continental to terminate the Agreement at any time for any reason upon not less than thirty (30) days prior written notice to SkyMall.

                  The terms of these amendments shall be effective as of October 1, 1994.

                  Except as specifically set forth herein, the terms and conditions set forth in the Agreement shall remain in full force and effect.

                  Please indicate your acceptance of this amendment by signing in the space provided below and returning one fully executed copy of this letter to my attention.

Sincerely,

/s/ B. S. Reitz
----------------------------
B. S. Reitz                                 /s/ Robert M. Worsley
                                            ----------------------------------
Vice President                                   SkyMall, Inc.
Marketing and Sales                         3-1-95
                                            ----------------------------------
                                            Date

                       AIRLINE CUSTOMER SERVICES AGREEMENT





                                     BETWEEN





                              CONTINENTAL AIRLINES
                               2929 ALLEN PARKWAY
                              HOUSTON, TEXAS 77019




                                       AND




                                  SKYMALL, INC.
                              1520 EAST PIMA STREET
                             PHOENIX, ARIZONA 85034





                                      DATED



                                 JANUARY 1, 1992

                       AIRLINE CUSTOMER SERVICES AGREEMENT
                              CONTINENTAL AIRLINES

                                TABLE OF CONTENTS


         RECITALS...............................................................................................  1

         AGREEMENTS.............................................................................................  1

         1.0      Continental...................................................................................  1

         2.0      SkyMall.......................................................................................  1
                  2.1      SkyMall(R)Services Catalog...........................................................  2
                  2.2      SkyMall(R)Concierge Service..........................................................  2
                  2.3      SkyMall(R)Guarantees.................................................................  2

         3.0      Continental's Basic Agreement With SkyMall....................................................  2

         4.0      Term of Agreement.............................................................................  3
                  4.1      Term of Agreement....................................................................  3
                  4.2      Initial Term.........................................................................  3
                  4.3      New SkyMall Distribution Center Renewal Term.........................................  3
                  4.5      Termination of the Agreement.........................................................  3

         5.0      SkyMall(R)Program and SkyMall(R)Services Catalog..............................................  3
                  5.1      SkyMall(R)Program....................................................................  3
                  5.2      SkyMall(R)Services Catalog Merchandise, Services, Design and Production..............  3
                           5.2.1    Continental Approval of SkyMall(R)Services Catalog..........................  4
                           5.2.2    Continental Pages...........................................................  5
                           5.2.3    Suppliers Including GTE Airfone(R)..........................................  5
                           5.2.4    Continental Approval of Advertising and Promotional Material................  5
                           5.2.5    Continental Employee Discounts..............................................  5
                           5.2.6    Rights to the Catalog Name, Services and Purchase Information...............  5
                           5.2.7    Minimum Catalog Production Formula..........................................  6
                  5.3      SkyMall Shipment and Continental Distribution of Catalogs............................  6
                  5.4      Continental Promotion of Catalog Services............................................  7
                  5.5      Continental Aircraft Seat Phones.....................................................  7

         6.0      SkyMall(R)Customer Ordering and Services......................................................  7
                  6.1      SkyMall(R)Order Processing and Deliver...............................................  7
                           6.1.1    SkyMall(R)Order Processing..................................................  7
                           6.1.2    SkyMall(R)Product Services..................................................  7
                           6.1.3    SkyMall(R)National Merchandise Deliveries...................................  8
                           6.1.4    SkyMall(R)International Orders and Deliveries...............................  8
                           6.1.5    Credit Card Companies.......................................................  8
                           6.1.6    Payment for Merchandise and Services........................................  8
                           6.1.7    SkyMall Employees...........................................................  8
                  6.2      Resolution of Customer Problems......................................................  9

                  6.3      SkyMall Support of Continental Personnel.............................................  9
                           6.3.1    On-Going Support............................................................  9
                  6.4      Complimentary Air Travel.............................................................  9
                  6.5      Optional Other Services..............................................................  9
                           6.5.1    Frequent Flyer Mileage Credit Service.......................................  9
                           6.5.2    Counter-to-Counter Deliver Service.......................................... 10
                           6.5.3 On-Board Sales and Deliveries Service.......................................... 10
                  6.6      Optional SkyMall Independent Mailing Services........................................ 10
                           6.6.1    Continental Frequent Flyer Customers........................................ 10
                           6.6.2    All Continental Customer Participants....................................... 10
                  6.7      Additional Services to Promote Continental........................................... 10
                           6.7.1    Continental Free-Standing Inserts........................................... 10
                           6.7.2    Continental Scripts for SkyMall Customer Service Representatives............ 10
                           6.7.3    Continental Future Promotional Programs..................................... 10
                  6.8      SkyMall(R)Program Costs and Expenses................................................. 10
                           6.8.1    SkyMall..................................................................... 11
                           6.8.2  Continental................................................................... 11

         7.0      Continental Sales Commissions and Fees........................................................ 12
                  7.1      Minimum Fee Payment.................................................................. 12
                  7.2      Net Sales............................................................................ 12
                  7.3      SkyMall Payment of Continental Sales Commissions..................................... 12

         8.0      Annual Adjustments............................................................................ 13
                  8.1.     Formulas............................................................................. 13
                  8.2.  Adjustment of Total Payments............................................................ 13

         9.0      Reports, Records and Audit.................................................................... 14
                  9.1      SkyMall Reports and Records.......................................................... 14
                  9.2      Continental Audit of Records......................................................... 14
                  9.3      Continental Reports and Records...................................................... 14
                           9.3.1    Continental Scheduled Flight Information.................................... 15
                  9.4      SkyMall Audit of Records............................................................. 15

         10.0     Limited License of Use of Continental's Names................................................. 15

         11.0     Confidential Information...................................................................... 15
                  11.1     Confidential and Proprietary Information............................................. 15
                  11.2     Exceptions........................................................................... 16
                  11.3     Continental and SkyMall Actions...................................................... 16
                  11.4     Enforcement.......................................................................... 16
                  11.5     Survival............................................................................. 17

         12.0     No-Competition................................................................................ 17

         13.0     Indemnifications.............................................................................. 17
                  13.1     Claims............................................................................... 17
                  13.2     SkyMall's Indemnification of Continental............................................. 17
                  13.3     Continental's Indemnification of SkyMall............................................. 17
                  13.4     Notification, Defense of Claims and Settlement....................................... 18

                  13.5     Survival............................................................................. 19

         14.0     Insurance..................................................................................... 19
                  14.1     SkyMall Insurance.................................................................... 19
                  14.2     Continental Insurance................................................................ 20
                  14.3     Survival............................................................................. 20

         15.0     Miscellaneous................................................................................. 21
                  15.1     Agreement............................................................................ 21
                  15.2     Agreement - Amendments and Waivers................................................... 21
                  15.3     Agreement - Failure of Enforcement................................................... 21
                  15.4     Approval or Consent.................................................................. 21
                  15.5     Assignments and Successions.......................................................... 21
                  15.6     Attorneys' Fees...................................................................... 22
                  15.7     Benefits of Parties, Successors and Assigns.......................................... 22
                  15.8     Breach or Default.................................................................... 22
                  15.9     Breach and Default Remedies.......................................................... 24
                  15.10    Consequential Damages................................................................ 24
                  15.11    Counterparts......................................................................... 24
                  15.12    Days................................................................................. 25
                  15.13    Dealings with Third Parties.......................................................... 25
                  15.14    Exhibits............................................................................. 25
                  15.15    Force Major Excusing Performance..................................................... 25
                  15.16    Further Actions and Assurances....................................................... 25
                  15.17    Governing Law........................................................................ 25
                  15.18    Headings and Interpretation.......................................................... 26
                  15.19    Joint Venture or Partnership......................................................... 26
                  15.20    Notices.............................................................................. 26
                  15.21    Severability......................................................................... 27
                  15.22    Survival............................................................................. 27
                  15.23    Termination.......................................................................... 27
                  15.24    Time................................................................................. 29

EXHIBIT A - MINIMUM CATALOG PRODUCTION FORMULA ...............  A-1
EXHIBIT B - CONTINENTAL PAGES REIMBURSEMENT FORMULA ..........  B-1
EXHIBIT C - NET SALES FORMULA ................................  C-1
EXHIBIT D - CONTINENTAL PAGES AGREEMENT ......................  D-1
EXHIBIT E - FREQUENT FLYER MILEAGE CREDIT AGREEMENT ..........  E-1
EXHIBIT F - COUNTER-TO-COUNTER DELIVERY SERVICES AGREEMENT ...  F-1
EXHIBIT G - ON-BOARD SALES AND DELIVERIES AGREEMENT ..........  G-1

                       AIRLINE CUSTOMER SERVICES AGREEMENT
                              CONTINENTAL AIRLINES

         This copyrighted and confidential Airline Customer Services Agreement (the "Agreement") is made January 1, 1992, by and between Continental Airlines, a Delaware corporation ("Continental"), and SkyMall, Inc., an Arizona corporation ("SkyMall", or "SM").

                                    RECITALS

         WHEREAS, Continental operates passenger aircraft in domestic and international service;

         WHEREAS, SkyMall provides in-flight and in-transit shopping of quality merchandise, rapid delivery of such merchandise, and a variety of concierge services for travelers (the "SkyMall(R) Program");

         WHEREAS, SkyMall is the owner of United States Service Mark Registration numbers 1,643,136, 1,661,267, 1,661,973, 1,661,974, and 1,662,025
for SkyMall(R) and its designs, and SkyMall has applications pending for other service marks including JETCETERASSM, CONCIERGE SERVICE - IT'S MAGICSM, and accompanying designs, and various other marks and designs; and

         WHEREAS, Continental desires to grant to SkyMall, and SkyMall desires to receive from Continental, the exclusive right as provided in this Agreement to offer the SkyMall(R) Program to the domestic and international air travelers of Continental.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, and covenants made in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is acknowledged, it is agreed by and between Continental and SkyMall (individually, a "Party", and collectively, the "Parties") as follows:

                                   AGREEMENTS

1.0      CONTINENTAL

         Continental operates fleets of aircraft in domestic and international scheduled flights, with many equipped with aircraft telephones (Airfones(R)). For purposes of this Agreement, Continental aircraft fleets are defined as those Continental aircraft fleets which generally fly domestic and international trips (the "Continental Fleets"). Continental Fleets serve millions of air travelers annually with the highest quality of airline services.

2.0      SKYMALL

         SkyMall will provide to Continental for Continental Fleets the SkyMall(R) Program which is defined as the: (A) SkyMall(R) In-flight Merchandise and Services Catalog offering high quality merchandise (the "SkyMall(R) Services Catalog", or "Catalog"); and (B) SkyMall Concierge(R) Service - Its Magic(SM) offering high quality concierge services (the "SkyMall(R) Concierge Service").

         2.1 SkyMall(R) Services Catalog. Travelers may order SkyMall(R) Merchandise from the SkyMall(R) Services Catalog by air phone, ground phone, telefax, or mail and, correspondingly, the merchandise may be delivered either immediately on arrival at designated airports, by express two (2) business day air delivery to domestic addresses, by mail, or by commercially available means to selected international addresses. SkyMall provides full satisfaction guarantees on its merchandise. Likewise, SkyMall provides a complete line of concierge services to travellers with limited to full satisfaction guarantees, depending on the services requested.

         2.2 SkyMall(R) Concierge Service. SkyMall will provide SkyMall(R) Concierge Service - It's Magic(SM) to Continental passengers which services will be available through the SkyMall(R) Services Catalog for a concierge fee plus the price of the product or service (the "SkyMall(R) Concierge Service"). SkyMall(R) Concierge Service presently include, but are not limited to, the making of reservations for dinner, lodging, other accommodations, auto rental, airline, transportation and sporting event tickets, floral deliveries, other services, and locating hard-to-find items. Continental acknowledges that Continental's passengers may make travel reservations for other than Continental's flights using SkyMall(R) Concierge Service. Continental will cooperate in good faith in the implementation and development of the SkyMall(R) Concierge Service Program.

         2.3 SkyMall(R) Guarantees. SkyMall will provide a total customer satisfaction guarantee on all merchandise offered in the SkyMall(R) Services Catalog. Merchandise may be returned by the customer to SkyMall within thirty
(30) days of the customer's receipt of the merchandise for full exchange or refund of the purchase price, at the customer's choice, except for personalized merchandise (unless there is an imprinting error by SkyMall's Supplier in which event the customer shall have the foregoing election). SkyMall also will provide limited to total customer satisfaction guarantees on SkyMall(R) Concierge Service, depending on the services requested. The SkyMall(R) Concierge Service fees shall also be fully exchanged or refunded, at the customer's choice, for any SkyMall(R) Concierge Service which are unsatisfactory to the customer. SkyMall will not guarantee Continental's Trademarked Merchandise unless such a guarantee is part of a separate Continental Pages Agreement. SkyMall will not under any circumstances, however, guarantee any services offered by Continental in the Continental Pages.

3.0      CONTINENTAL'S BASIC AGREEMENT WITH SKYMALL

         By this Agreement and during the Term of this Agreement, Continental contracts with and grants to SkyMall the exclusive right to provide the SkyMall(R) Program, consisting of the SkyMall(R) Services Catalog and SkyMall(R) Concierge Service specified in this Agreement, to Continental for the Continental Fleets, and Continental will not itself provide such program, nor contract with any other source for or otherwise obtain from any other source such program or a similar program. Continental also grants to SkyMall(R) the first right of refusal to provide the SkyMall(R) Program on inter-active video to Continental for the Continental Fleets, and Continental will not itself provide such program, nor contract with any other source for or otherwise obtain from any other source such program or a similar program. Continental reserves its rights to provide certain services to its passengers, as follows: (A) Continental may offer in its own in-flight magazine the sale of (a) merchandise marked with Continental's own trademarks ("Continental's Trademarked Merchandise"), Continental's airfare and vacation packages, air transportation services, or any other proprietary items or services of Continental, and (b) merchandise and services offered by other advertisers; and (B) Continental may offer a catalog for the sale of duty free merchandise.

4.0      TERM OF AGREEMENT

         4.1 TERM OF AGREEMENT. This Agreement shall be binding and effective as of the date first above written. The Term of this Agreement shall consist of the Initial Term, any New SkyMall Distribution Center Renewal Term, and any Annual Renewal Terms (the "Term of this Agreement").

         4.2 INITIAL TERM. The Initial Term of this Agreement shall commence on January 1, 1992, and shall continue in full force and effect until the later of:
(A) June 30, 1995; or (B) the date on which the third (3rd) edition of the SkyMall merchandise and services catalog (the "SkyMall(R) Services Catalog" or "Catalog") produced pursuant to this Agreement has been continually distributed aboard Continental's aircraft for at least three (3) consecutive calendar months (the "Initial Term").

         4.3 New SkyMall Distribution Center Renewal Term. Should Continental and SkyMall determine that it is in their mutual best interests for SkyMall to open a new SkyMall merchandise distribution center ("SkyMall Distribution Center") at any of the airports serving Continental, then because of the substantial cost to SkyMall to open and maintain such a facility, the renewal terms after the Initial Term will be for a period of three (3) years for each new SkyMall Distribution Center (the "New SkyMall Distribution Center Renewal Term").

         4.4 Annual Renewal Terms. After the Initial Term, and subject to any New SkyMall Distribution Center Renewal Term as stated in the SECTION on NEW SKYMALL DISTRIBUTION CENTER RENEWAL TERM, this Agreement shall renew automatically for periods of one (1) year (the "Annual Renewal Terms"), unless terminated earlier by either Party pursuant to the terms and conditions of this Agreement.

         4.5 Termination of the Agreement. Subject to the Initial Term, any New SkyMall Distribution Center Renewal Term, and the SECTION on TERMINATION, either Party may terminate this Agreement at any time for any reason upon not less than one hundred eighty (180) days prior written notice to the other Party, or either Party may otherwise terminate this Agreement pursuant to its terms and conditions.

5.0      SKYMALL(R) PROGRAM AND SKYMALL(R) SERVICES CATALOG

         5.1 SkyMall(R) Program. SkyMall shall provide to Continental the parts of the SkyMall(R) Program stated in this Agreement.

         5.2 SkyMall(R) Services Catalog Merchandise, Services, Design and Production. Subject to approval by Continental of the SkyMall(R) Services Catalog pursuant to the SECTION on CONTINENTAL APPROVAL OF SKYMALL(R) SERVICES CATALOG, SkyMall shall be responsible on an annual basis for creating, designing, developing, coordinating, producing, and printing at least three (3) successive editions of a commercially acceptable SkyMall(R) Services Catalog, each edition consisting of between twenty-four (24) and one-hundred fifty (150) pages, but not to exceed twelve
(12) ounces per Catalog. Merchandise and services to be offered in the SkyMall(R) Services Catalog shall be selected and priced by SkyMall, except for those offered in the Continental Pages. SkyMall will consider accommodating the reasonable requests of Continental for additional Catalog products and services, and participating merchants.

                  5.2.1    Continental Approval of SkyMall(R) Services Catalog.

                           A. Continental's Approval. Continental shall have the
right to review and approve or disapprove in a commercially reasonable manner and in writing each edition of the SkyMall(R) Services Catalog including, without limitation, all art work for covers and order forms, and any product or service on any reasonable grounds (except prices), provided that any such approval or disapproval is made in writing within five (5) business days after receipt from SkyMall of the listing in which such art work, product or service first appears. Continental will be deemed to have approved all such artwork, product and service if Continental's written approval or disapproval is not made to SkyMall within such five (5) day period.

                           B. SkyMall's Notice. Notwithstanding this SECTION on
CONTINENTAL APPROVAL OF SKYMALL(R) SERVICES CATALOG, should Continental select any merchandise, includinG Continental's Trademarked Merchandise, that in SkyMall's commercially reasonable belief will not sell, is illegal, is dangerous, might not meet federal safety requirements, or may have unreasonable purchase commitments required for a profitable program, then SkyMall may notify Continental in writing at the time merchandise selections are made of such belief. Notwithstanding SkyMall's written objection, in the event that Continental notifies SkyMall in writing that it chooses to include such merchandise in the Catalog, Continental will assume total liability for such merchandise, including without limitation, the cost of providing the inventory to supply such merchandise, any overages in inventory, full indemnification of SkyMall for all costs and damages in connection with such merchandise, law suits, federal or state penalties, and other costs of defense and reasonable attorneys' fees pertaining to such merchandise.

                           C. Continental's Right to Have Catalogs Withdrawn
from Distribution. After a Catalog edition is approved by Continental pursuant to this SECTION on CONTINENTAL APPROVAL OF SKYMALL(R) SERVICES CATALOG, Continental or SkyMall may withdraw the Catalogs of that editioN from distribution on the following conditions: (a) Should the approved Catalog edition, or a part thereof, create a public disturbance with Continental's passengers and SkyMall cannot resolve such disturbance within a commercially reasonable cost and period of time, then Continental will have the right to remove all such Catalogs from its aircraft, and Continental shall, unless otherwise agreed in writing by the Parties, reimburse SkyMall for fifty percent (50%) of all costs for reproducing such Catalogs; (b) Continental may unilaterally remove any one Catalog edition for any reason in which case Continental shall reimburse SkyMall for all costs of reproducing such Catalog edition and redistributing it to the Continental Hubs; and (c) SkyMall may unilaterally require the removal of any one Catalog edition for any reason in which case SkyMall shall reimburse Continental for all costs of removing and replacing such Catalog edition. The unilateral removal of more than one Catalog edition by any Party will be governed by the SECTION on TERMINATION.

                  5.2.2 Continental Pages. The Parties agree that in each edition of the SkyMall(R) Services Catalog, a mutually agreed upon number of pages not to exceed four (4) shall be devoted to the sale of merchandise marked with Continental's own trademarks ("Continental's Trademarked

                                     * Confidential portion has been omitted and
                                       filed separately with the Commission.

Merchandise") and Continental's space advertising devoted to non-merchandise offerings ("Continental's Advertising") as designated by Continental (collectively, the "Continental Pages"). SkyMall shall provide Continental Pages at cost to Continental pursuant to the Continental Pages Reimbursement Formula in EXHIBIT B. Should Continental elect to feature merchandise for sale in the Continental Pages, Continental and SkyMall will enter into a separate and mutually acceptable revenue sharing agreement regarding the sale and delivery of such merchandise, and the processing and accounting by SkyMall for such sales (the "Continental Pages Agreement"). See EXHIBIT D.

                  5.2.3 Suppliers Including GTE Airfone(R). Except as otherwise agreed by SkyMall and Continental, SkyMall shall solicit and contract with each supplier of merchandise or services separately with respect to that supplier's participation in the SkyMall(R) Program ("Supplier"), and SkyMall shall be solely responsible and liable for each Supplier's merchandise and services offered in the SkyMall(R) Services Catalog, and Continental shall have no obligation, liability or responsibility whatsoever to any such SkyMall Supplier, but Continental shall be solely responsible and liable for Continental's merchandise and services offered in the Continental Pages, including Continental's suppliers. Continental agrees not to interfere with or otherwise affect the terms upon which SkyMall may enter into contracts (or negotiate for prospective contracts) with any actual or potential Supplier, including GTE Airfone, Inc. ("GTE") provided that such contracts do not materially interfere or conflict with Continental's agreements with other vendors.

                  5.2.4 Continental Approval of Advertising and Promotional Material. All advertising or promotional material which refers to Continental and is distributed in connection with this Agreement shall be subject to and require the prior written approval of Continental.

                  5.2.5 Continental Employee Discounts. Subject to proper identification, Continental employees will be allowed a * percent (*%) discount on their orders for merchandise and concierge services offered in the SkyMall(R) Services Catalog.

                  5.2.6 Rights to the Catalog Name, Services and Purchase Information. All rights, title and interest to the Catalog, its contents, and its name or names, including, without limitation, the right to copyright the Catalog and the SkyMall names "SkyMall"(R), "SkyMall(R) Services Catalog", and "SkyMall(R) Merchandise & Concierge Service", as SkyMall selects as the name of the Catalog, and the designs and other information created or developed by SkyMall, or jointly by SkyMall and Continental, in connection with the Catalog and the SkyMall(R) Program, and the goodwill attributable thereto, shall be owned by and remain the property of SkyMall. All rights, title and interest to the SkyMall(R) Concierge Service and its contents, and its name or names, as SkyMall selects and the designs and other information created or developed by SkyMall, or jointly by SkyMall and Continental in connection with the Catalog and/or SkyMall(R) Concierge Service, and the goodwill attributable thereto, shall be owned and remain the property of SkyMall. All rights, title and interest to the names, addresses and other direct marketing information of persons who order from the SkyMall(R) Services Catalog shall be owned and remain the property of SkyMall and shall be part of SkyMall's buyer file (the "SkyMall(R) Buyer File") which SkyMall may use or make available for rental to third parties as long as the file information is not selectable or identifiable by airline, including Continental, nor indicates that an individual is a passenger of Continental and/or a member of Continental's frequent flyer club.

                  5.2.7 Minimum Catalog Production Formula. Since it is in the best interests of SkyMall and Continental to provide a Catalog for every passenger, Continental and SkyMall agree that pursuant to a minimum Catalog production formula (the "Minimum Catalog Production Formula") in EXHIBIT A, SkyMall shall produce, and Continental shall distribute, SkyMall(R) Services Catalogs based on three percent (3%) to five percent (5%) of Continental's annual projected passenger enplanements (the "Projected Passenger Enplanements") which Continental projects to be thirty-nine million six hundred thousand (39,600,000) during the next twelve (12) months. SkyMall shall use Continental's projected passenger enplanements (the "Projected Passenger Enplanements") and the actual passenger enplanements (the "Actual Passenger Enplanements") and Continental's internal confirmation of Catalogs placed in aircraft seat-back pockets (the "Catalog Stocked Seats Information") to calculate and monitor the actual customer Catalog response rates (the "Catalog Response Rates") and monitor the ratio of Catalog-stocked seats (the "Ratio of Catalog Stocked Seats"). Subject to the Catalog Response Rates and if desired by Continental, SkyMall may, in its sole discretion, produce additional Catalogs at its sole cost and expense for Continental's use. Continental shall provide SkyMall on a timely basis the Projected Passenger Enplanements, the Actual Passenger Enplanements, and the Catalog-Stocked Seats Information, and any updates thereto, during the Term of this Agreement for the purposes of performing their respective obligations under this Agreement. Should the Minimum Catalog Production Formula yield a quantity that is less than the number of SkyMall(R) Services Catalogs actually needed to satisfy the provisions of this Agreement (a "Catalog Deficiency"), Continental and SkyMall agree that neither Party shall have any liability to the other resulting or arising from such Catalog Deficiency.

         5.3 SkyMall Shipment and Continental Distribution of Catalogs. During the Term of this Agreement, subject to the Minimum Catalog Production Formula in EXHIBIT A, SkyMall shall deliver the SkyMall(R) Services Catalogs to Continental's facilities at up to two (2) Continental hub locations (the "Continental Hubs") according to reasonable instructions by Continental (including delivery locations, quantities, delivery schedule, and reorder directions) at least three (3) weeks prior to the date of distribution of the SkyMall(R) Services Catalogs by Continental in the seatback pockets of Continental's aircraft. Other hub locations may be added to the Continental Hubs upon mutual written agreement by the Parties. Continental shall use commercially reasonable efforts, and at a minimum will use the same efforts Continental uses in connection with its own in-flight magazine PROFILES MAGAZINE to timely distribute and properly board or place an adequate quantity of the SkyMall(R) Services Catalogs on all aircraft in the Continental fleet to ensure that each passenger has available to him or her on an as-needed or requested basis, a reasonably unsoiled and presentable copy of the SkyMall(R) Services Catalog. Continental will carry twenty (20) copies of the current Catalog on each scheduled aircraft of Continental Fleets to replace any Catalogs taken daily by passengers. Continental will not destroy or otherwise remove the SkyMall(R) Services Catalogs from any Continental aircraft unless the condition of a Catalog is no longer reasonably unsoiled and presentable to Continental passengers, or the edition of the Catalog has expired. Continental may change the Continental Hubs delivery locations upon thirty (30) days written notice to SkyMall, but the total number of Continental Hubs shall not exceed three (3). SkyMall and Continental will determine the allocation of the number of Catalogs to be delivered among the hub locations designated by Continental by contacting Continental's designated coordinator. SkyMall will follow-up with the hub locations to help promote and assure proper distribution of the Catalogs on the Continental Fleet.

         5.4 Continental Promotion of Catalog Services. Continental and its employees shall use commercially reasonable efforts to promote and encourage Continental passenger use of the SkyMall(R) Services Catalog, and at a minimum using the same efforts they use in connection with Continental's in-flight magazine PROFILES MAGAZINE. Such promotion and encouragement may include, without limitation, on-board announcements, boarding area announcements, flight club area announcements, information booths, and possible video introduction, provided that prior written consent of SkyMall shall be required for any formal or written advertising or promotional campaign which includes, without limitation, any references to SkyMall, SkyMall or any SkyMall trademarks, service marks, programs or services in broadcast or printed advertisements or other promotional materials and efforts.

         5.5 Continental Aircraft Seat Phones. Since the SkyMall(R) Program emphasizes in-flight telephone orders for merchandise or services, Continental will continue to equip its aircraft with seat phones, or other in-flight telephone equipment, as business conditions warrant and consistent with the timetable previously mutually agreed upon by Continental and GTE Airfone, Inc. (or another inflight phone provider). Continental shall promptly notify SkyMall should Continental cease equipping its aircraft with such telephone equipment.

6.0      SKYMALL(R) CUSTOMER ORDERING AND SERVICES

         6.1 SkyMall(R) Order Processing and Deliver. SkyMall shall provide purchasing, inventory, warehousing, shipment and staff to properly facilitate rapid delivery of all merchandise and services offered through the SkyMall(R) Services Catalog, as described in this Agreement.

                  6.1.1 SkyMall(R) Order Processing. SkyMall shall offer customer order inquiry and processing for merchandise and services twenty-four
(24) hours per day, three-hundred sixty-five (365) days per year, but SkyMall in its sole discretion may use voice messaging and other equipment to handle or facilitate customer order inquiry and processing during early morning hours, Sundays, holidays, and other appropriate times. SkyMall shall maintain an "800" customer order telephone number, including an in-flight equivalent of an "800" telephone number (speed dial number) using the GTE Airfone(R) or telephone equipment offered by other in-flight services providers.

                  6.1.2 SkyMall(R) Product Services. SkyMall may offer certain product enhancement services, including: (A) Gift Wrapping, within certain size restrictions, any product in the SkyMall(R) Services Catalog for a published charge; and (B) Monogramming any clothing items, luggage items, or soft goods in the SkyMall(R) Services Catalog for a published charge.

                  6.1.3 SkyMall(R) National Merchandise Deliveries. Subject to the approval of the customer's credit, and at customer's choice, SkyMall shall offer delivery of orders received and accepted by SkyMall for shipment to all points within the continental limits of the United States, Alaska, Hawaii, Puerto Rico, and the Virgin Islands, as follows:

                           A. 48 Hour Air Delivery. For a per-order charge,
orders placed by 5:00 p.m. EST will be shipped the same day (Continental United States only), by an air express carrier who generally delivers the order within forty-eight (48) hours during business days.

                           B. Airport Deliver on Arrival. For a per-order charge
and depending on the airport, orders normally placed any time prior to thirty
(30) to forty-five (45) minutes before arrival at an airport which has a SkyMall distribution center ("SkyMall(R) Distribution Center") will be delivered at a designated place when the passenger arrives at such airport. SkyMall expects to provide such deliveries during reasonable time periods such as between 7:00 a.m. or 8:00 a.m. to 10:00 p.m., Monday through Saturday, but SkyMall in its sole discretion may limit the availability of such deliveries to avoid late evening or early morning hours, Sundays, holidays, or other appropriate times. SkyMall(R) Distribution Centers with airport delivery are available currently in

Phoenix, Chicago (O'Hare), and Atlanta.

                           Continental shall acknowledge the existence of this
Agreement to any inquiring airport authorities, and shall cooperate in good faith with SkyMall in SkyMall's dealings with airport authorities regarding the matters of this Agreement. SkyMall shall obtain any necessary airport security clearance to effect SkyMall merchandise deliveries to airports.

                  6.1.4 SkyMall(R) International Orders and Deliveries. SkyMall may accept orders from the Catalog used on Continental Fleets for delivery to an international destination.

                  6.1.5 Credit Card Companies. SkyMall shall be solely responsible for establishing appropriate contractual arrangements between SkyMall and those companies issuing credit cards to be honored by SkyMall.

                  6.1.6 Payment for Merchandise and Services. SkyMall, in its sole discretion, may limit payment for merchandise to United States currency cash equivalent negotiable instruments redeemable for United States currency, and major credit cards.

                  6.1.7 SkyMall Employees. Unless separately agreed to by the Parties, SkyMall's order processing and delivery personnel are SkyMall's employees or independent contractors, and not the employees of Continental, and are under SkyMall's exclusive direction and control, and SkyMall shall at all times provide the direction and supervision required for the proper performance of SkyMall employees and independent contractors. Although Continental shall have no supervision or control over SkyMall's employees and independent contractors, SkyMall agrees to give prompt attention to any complaint or requested change in procedure with respect to SkyMall's employees or independent contractors or the performance of SkyMall's order processing or delivery services. SkyMall's employees and independent contractors shall be screened to comply with reasonable security measures, and will be well-groomed and suitably attired to present a professional appearance to the public.

         6.2 Resolution of Customer Problems. SkyMall shall be responsible for the resolution of all customer service problems. SkyMall will receive and handle all correspondence, claims or complaints generated by the SkyMall(R) Program and the SkyMall(R) Services Catalog, except for Continental's Trademarked Merchandise and Continental's Services represented on the Continental Pages which problems and correspondence SkyMall will forward to Continental for handling unless otherwise agreed by the Parties in a separate Continental Pages Agreement. SkyMall shall handle all complaints, requests or adjustments promptly and to the satisfaction of Continental and the customer. Further, at Continental's option, Continental may respond directly to any such customer request or complaint. SkyMall shall handle such customer requests or complaints on a priority exception basis, and shall furnish Continental with data regarding such correspondence, claims and complaints as requested by Continental but within thirty (30) days.

         6.3 SkyMall Support of Continental Personnel. SkyMall will provide, and Continental will cooperate in good faith to have SkyMall provide, both start-up and on-going assistance to help with the orientation, training, and logistical concerns of all affected Continental personnel and departments to support Continental and its personnel on a schedule for implementation of the SkyMall(R) Program to be mutually agreed to by Continental and SkyMall.

                  6.3.1 On-Going Support. On-going SkyMall support will be provided on an as needed basis to answer Continental's questions and to resolve any problems which may arise during the implementation and administration of the SkyMall(R) Program.

         6.4 Complimentary Air Travel. Since SkyMall is paying Continental a Minimum Fee Payment, Continental shall provide three (3) monthly complimentary round-trip passes on a stand-by basis on regularly scheduled domestic flights to selected SkyMall personnel for the sole purposes of providing (A) A SkyMall service representative as a liaison during the start-up of the SkyMall(R) Program, (B) In-person orientation of Continental personnel during start-up of the SkyMall(R) Program, (C) Establishment of any SkyMall(R) Distribution Centers, (D) Any on-going problem solving requiring a personal visit, and (E) Evaluation and monitoring of SkyMall's in-flight shopping service on the SkyMall(R) evaluation service card (the "SkyMall(R) Evaluation of Service Card") (collectively, the "Complimentary Air Travel"). These complimentary round-trip tickets will be non-transferable coach tickets to be used for business travel on a space available basis to be requested and approved by the Continental Marketing Programs Department. SkyMall's personnel who use the Complimentary Air Travel will adhere to all dress code requirements of Continental. SkyMall employees will complete a SkyMall Evaluation of Service Card every time they fly on Continental's scheduled flights, including the use of Complimentary Air Travel, and SkyMall shall provide Continental with a copy of all such cards.

         6.5      Optional Other Services.

                  6.5.1 Frequent Flyer Mileage Credit Service. Continental and SkyMall may agree to credit Continental's frequent flyer mileage to the mileage program accounts of Continental members who purchase SkyMall(R) Services Catalog merchandise and services, and to have SkyMall enroll Continental passengers in the Continental frequent flyer program, pursuant to a cost effective formula to be mutually agreed upon by Continental and SkyMall (the "Frequent Flyer Services Agreement"). See EXHIBIT E.

                  6.5.2 Counter-to-Counter Deliver Service. Continental and SkyMall may agree to use Continental's Counter-to-Counter Delivery Service to facilitate the delivery of merchandise ordered by Continental's passengers, pursuant to a cost effective formula to be mutually agreed upon by Continental and SkyMall (the "Counter-to-Counter Delivery Service Agreement"). See EXHIBIT F.

                  6.5.3 On-Board Sales and Deliveries Service. Continental and SkyMall may agree to provide On-Board Sales and Deliveries to facilitate the sale and delivery of merchandise ordered by Continental's passengers, pursuant to a cost effective formula to be mutually agreed upon by Continental and SkyMall (the "On-Board Sales and Deliveries Service Agreement"). See EXHIBIT G.

         6.6      Optional SkyMall Independent Mailing Services.

                  6.6.1 Continental Frequent Flyer Customers. If cost effective to SkyMall and agreed to by Continental, on a periodic basis, SkyMall will consider mailing SkyMall(R) Services Catalogs or other promotional material to all or selected Continental frequent flyer members with the periodic frequent flyer statements of Continental. The incremental increase in mailing costs above what

Continental normally pays for mailing its periodic frequent flyer statements can be shared equally by SkyMall and Continental, at Continental's discretion.

                  6.6.2 All Continental Customer Participants. If cost effective to SkyMall and agreed to by Continental, on a periodic basis, SkyMall will consider mailing SkyMall(R) Services Catalogs or other promotional materials to all or selected Continental passengers who have made a purchase from SkyMall within the prior twelve (12) months. Mailing costs can be shared equally by SkyMall and Continental, at Continental's discretion.

         6.7 Additional Services to Promote Continental. SkyMall offers additional services to promote Continental to the customer, including:

                  6.7.1 Continental Free-Standing Inserts. Continental promotional inserts weighing less than two (2) ounces may be included in SkyMall shipments at no cost to Continental.

                  6.7.2 Continental Scripts for SkyMall Customer Service Representatives. Unique Continental scripts of up to fifteen (15) seconds for any compatible promotion Continental chooses may be added to SkyMall's standard order processing scripts for SkyMall's Customer Service Representatives at no cost to Continental.

                  6.7.3 Continental Future Promotional Programs. Subject to mutual agreement between Continental and SkyMall, Continental will coordinate the offering of SkyMall(R) Program services with existing and future Continental promotional programs including, without limitation, Continental's frequent flyer program.

         6.8 SkyMall(R) Program Costs and Expenses. The costs and expenses associated with the SkyMall(R) Program shall be paid as follows:

                  6.8.1 SkyMall. SkyMall shall pay for all costs and expenses associated with its provision of the SkyMall(R) Program except for those Continental shall pay for stated in the SECTION on SKYMALL(R) PROGRAM COSTS AND EXPENSES (CONTINENTAL) below. Such SkyMall costs and expenseS include, without limitation:

         (A) The creation, design, production, and delivery to Continental of the SkyMall(R) Services Catalog;
         (B) The purchase, inventory, and delivery of SkyMall Catalog merchandise;
         (C) Provision of SkyMall staff, including telemarketing staff, to professionally handle customer orders, questions and complaints, and to support Continental personnel;
         (D) Provision of SkyMall facilities, equipment and their use to facilitate express delivery of merchandise to selected airport and non-airport delivery locations subject to payment of published charges to be paid by customers;
         (E) All credit card fees for the sale of SkyMall(R) Services Catalog merchandise and services;
         (F) All payroll, unemployment insurance, disability, benefit insurance, worker's compensation, employers' liability insurance for SkyMall employees;
         (G) Any other local, state or federal taxes or levies associated with SkyMall's employees; and
         (H) The collection and payment of all applicable sales and excise taxes on the sales of

                                     * Confidential portion has been omitted and
                                       filed separately with the Commission.

                  SkyMall(R) Services Catalog merchandise and services, and the filing of the corresponding reports and returns, including any penalties and interest.

                  6.8.2  Continental.  Continental shall provide and pay for:

         (A) The Continental Pages on a reimbursement basis to SkyMall according to the Continental Pages Reimbursement Formula in EXHIBIT B;
         (B) Other costs to be agreed to regarding the inventory and delivery of Continental's Trademarked Merchandise and Continental's Services featured in the Continental Pages according to Continental Pages Agreement in EXHIBIT D;
         (C) The distribution from the Continental Hubs by Continental of the SkyMall(R) Services Catalog to the aircraft in the Continental Fleets under the SECTION on SKYMALL SHIPMENT AND CONTINENTAL DISTRIBUTION OF CATALOGS;
         (D) The promotional costs associated with the SECTION on CONTINENTAL PROMOTION OF CATALOG SERVICES;
         (E) Space at no charge to SkyMall in which SkyMall and Continental personnel can meet to implement the SkyMall(R) Program, and booths where appropriate;
         (F) The Complimentary Air Travel costs under the SECTION on COMPLIMENTARY AIR TRAVEL; and
         (G) The costs to be agreed to regarding any optional SkyMall(R) Program Services, including the SECTIONS on OPTIONAL OTHER SERVICES, OPTIONAL SKYMALL INDEPENDENT MAILING SERVICES, ADDITIONAL SERVICES TO PROMOTE CONTINENTAL and SKYMALL(R) PROGRAM COSTS AND EXPENSES.

7.0      CONTINENTAL SALES COMMISSIONS AND FEES

         7.1 Minimum Fee Payment. Subject to the SECTIONS on REPORTS, RECORDS AND AUDITS, BREACH OR DEFAULT, FORCE MAJEURE EXCUSING PERFORMANCE and TERMINATION, SkyMall shall make a minimum fee payment to Continental every month that the Continental Fleets carry SkyMall(R) Services Catalog during the term of the Agreement (the "Minimum Fee Payment"). The monthly Minimum Fee Payment, or any portion thereof, will be in addition to the Sales Commission and will be pro rated based on the actual period of time the Catalogs are carried on-board the Continental Fleets if there is an interruption of the continual distribution of the Catalog on-board the Continental Fleets, breach or default in performance, or termination of the Agreement according to the terms of the Agreement. Therefore, the maximum monthly Minimum Fee Payment, if any, will be * Dollars ($*), and the maximum annual Minimum Fee Payment, if any, will be * Dollars ($*). The payment date of the monthly Minimum Fee Payment will be on the first day of the second month following the end of the month. SkyMall agrees that payment of Continental's Minimum Fee Payment will be retroactive to January 1, 1992, and such retroactive Minimum Fee Payment shall be paid to Continental within one (1) week after the signing of this Agreement.

         7.2 Net Sales. For purposes of this Agreement, "Net Sales" is defined as gross merchandise sales and SkyMall(R) Concierge Service Fees received in a calendar month from the SkyMall(R) Program from orders made from the SkyMall(R) Services Catalog provided to Continental, less revenues relating to any returned merchandise or refunds, canceled SkyMall(R) Concierge Service, sales and excise taxes and duties, shipping and handling, giftwrapping and monogramming, and bad debts (the "Net Sales", and the "Net Sales Formula" in EXHIBIT C).

                                                * Confidential portion has been
                                                  omitted and filed separately
                                                  with the Commission.

         7.3 SkyMall Payment of Continental Sales Commissions. Subject To the SECTIONS on REPORTS, RECORDS AND AUDITS, BREACH OR DEFAULT, FORCE MAJEURE EXCUSING PERFORMANCE and TERMINATION, SkyMall shall also pay sales commissions to Continental based on "Net Sales" as defined in the SECTION on NET SALES and based upon the following schedule of Net Sales and its corresponding Sales Commission (the "Sales Commission"):

              Schedule of Quarterly Net Sales and Sales Commission

                  Quarterly Net Sales Levels                  Quarterly Sales Commission Levels
                  --------------------------                  ---------------------------------
                  Level 1 - From * to  $*                                        *%
                  Level 2 - From $* to $*                                        *%
                  Level 3 - From $* to $*                                        *%
                  Level 4 - Over $*                                              *%

         A.       Calculation Formula:

         Sales Commission Payment = Quarterly Net Sales X Quarterly Sales Commission Level

         B.       Example:

                  Level 1 -         $ * X *% =                         $ *
                  Level 2 -         $ * X *% =                         $ *
                  Level 3 -         $ * X *% =                         $ *
                  Level 4 -         $ * X *% =                         $ *
                                    -----------                        --------

                  TOTALS   $*                                          $ *

         C. Payment Date and Statement. The monthly Sales Commissions shall be payable to Continental on the first day of the second month following the sales (the "Sales Commissions Payment Date") and will be accompanied by a supporting statement which includes the (a) Number of orders filled for the payment month, (b) Net dollar amount of sales related to the orders, and (c) Calculation of Continental's Sales Commission based upon said sales. For purposes of calculating Sales Commissions, the Commission Level indicated is paid only on Net Sales for each calendar month at that level, and not retroactively on aggregate Net Sales.

8.0      ANNUAL ADJUSTMENTS

         8.1. Formulas. SkyMall and Continental agree that on the annual anniversary date of this Agreement they will review and adjust for the new year, if necessary, any cost or expense formulas in this Agreement, including without limitation, the Minimum Catalog Production Formula, Continental Pages Reimbursement Formula, and Net Sales Formula, to cover any increase or decrease in actual costs or expenses to either Continental or SkyMall which have changed more than five percent (5%) based on actual invoice charges during the prior twelve (12) calendar months.

         8.2. Adjustment of Total Payments. Continental desires that the Minimum Fee Payment and its Sales Commission (the "Total Payments") cover Continental's fuel costs for carrying the Catalog on Continental Fleets. SkyMall is concerned about the accuracy of any fuel formula regarding the actual number of Catalogs actually carried by the Continental Fleets during any period of time. The Parties will use their good faith and best commercially reasonable efforts to assure that Continental's fuel formula accurately reflects actual fuel costs for carrying actual Catalogs on Continental Fleets. SkyMall will provide Continental with its input regarding Continental's fuel formula. If the Total Payments do not cover such actual Continental's fuel costs during a Catalog edition, then Continental will so notify SkyMall in writing with the fuel costs needed to cover the current and next or subsequent Catalog edition on Continental Fleets (the "Subsequent Catalog Edition"), all at least sixty (60) days prior to the printing of a Subsequent Catalog Edition. SkyMall will decide whether or not the anticipated income from such current and Subsequent Catalog Edition on board Continental Fleets will allow SkyMall to pay the increased fuel costs. If SkyMall concludes that the income from such Catalog edition will not cover the increased amount requested by Continental, and SkyMall otherwise does not elect to cover the increased cost, then the Parties agree that the Catalog may be either removed from the Continental Fleets, or removed from all but the first class seats on the Continental Fleets, and that the Catalog will then be (A) Mailed to Continental passengers who purchased from the Catalog during the preceding twelve (12) months (the "Mailed Catalog Edition"), and (B) Distributed to Continental employees and to locations where it may be seen by and be available to Continental passengers at airports, in passenger lounges, etc. SkyMall will pay Continental the Sales Commission from the Mailed Catalog Edition and the Catalogs so distributed, but not the corresponding Minimum Fee Payment for fuel costs since the Catalogs will not be boarded on the Continental Fleets and since SkyMall will pay the costs of mailing the Catalog. Continental agrees to use commercially reasonable efforts to distribute the Catalog to Continental employees and to locations where it may be seen by and be available to Continental passengers at airports, in passenger lounges, etc. The Parties agree that the Catalog will be distributed to passengers on the Continental Fleets once the fuel costs return to a level where the Total Payments cover Continental's fuel costs.

9.0      REPORTS, RECORDS AND AUDIT

         9.1 SkyMall Reports and Records. During the Term of this Agreement, SkyMall shall, from time to time in a manner to be agreed by the Parties, furnish Continental with accurate and complete reports and information regarding the fulfillment of SkyMall's obligations to Continental under this Agreement, including without limitation, Catalog design, merchandise and other information referenced throughout the SECTION on SKYMALL(R) PROGRAM AND SKYMALL(R) SERVICES CATALOG, customer problems referenced in the SECTION on RESOLUTION OF CUSTOMER PROBLEMS, and Continental's Sales Commissions and Fees referenced in the SECTION on CONTINENTAL SALES COMMISSIONS AND FEES (the "SkyMall Reports"). The SkyMall Reports do not include any reports or information relating to SkyMall corporate activities or the activities of SkyMall with any one other than Continental. SkyMall agrees to maintain the SkyMall Reports and supporting documentation during the Term of this Agreement and for one (1) year following termination of the Agreement, and as otherwise required by federal or state tax or other record keeping laws or regulations (the "Record Maintenance Period").

         9.2 Continental Audit of Records. SkyMall agrees that during the Record Maintenance Period, Continental or such auditors as Continental may select and authorize, at Continental's sole cost and expense, shall have the right from time to time upon reasonable advance notice to SkyMall to examine and make copies of the SkyMall Reports and supporting documentation at SkyMall's headquarters offices during normal office hours. At Continental's request, SkyMall agrees to generate and provide Continental or such auditors as Continental may select and authorize with adhoc reports for auditing purposes.

         9.3 Continental Reports and Records. During the Term of this Agreement, Continental shall, from time to time in a manner to be agreed by the Parties, furnish SkyMall with accurate and complete reports and information regarding the fulfillment of Continental's obligations to SkyMall under this Agreement, including without limitation, Continental information required to design, produce, deliver, distribute, and promote the Catalog referenced throughout the SECTION on SKYMALL(R) PROGRAM AND SKYMALL(R) SERVICES CATALOG, Catalog production information (Projected PassengeR Enplanements, Actual Passenger Enplanements, and Catalog Stocked Seats) referenced in the SECTION on MINIMUM CATALOG PRODUCTION FORMULA, cost or expense formulas including Continental's fuel formula referenced in the SECTION on ANNUAL ADJUSTMENTS. and the Continental Scheduled Flight Information referenced in the SECTION on CONTINENTAL SCHEDULED FLIGHT INFORMATION below (the "Continental Reports"). The Continental Reports do not include any records or information relating to Continental corporate activities or the activities of Continental with any one other than SkyMall. Continental agrees to maintain the Continental Reports and supporting documentation during the Term of this Agreement and for one (1) year following termination of the Agreement, except as otherwise required by federal or state tax or other record keeping laws or regulations (the "Record Maintenance Period").

                  9.3.1 Continental Scheduled Flight Information. Continental shall cooperate in good faith to provide SkyMall with Continental's schedule changes (the "Scheduled Changes") of Continental's current scheduled domestic flights. SkyMall shall use such information in its order entry and delivery process and shall restrict its usage of such information to these processes (the "Continental Scheduled Flight Information").

         9.4 SkyMall Audit of Records. Continental agrees that during the Record Maintenance Period, SkyMall or such auditors as SkyMall may select and authorize, at SkyMall's sole cost and expense, shall have the right from time to time upon reasonable advance notice to Continental to examine and make copies of the Continental Reports and supporting documentation at Continental's headquarters offices during normal office hours.

10.0     LIMITED LICENSE OF USE OF CONTINENTAL'S NAMES

         By this Agreement and during the Term of this Agreement and subject to Continental's prior approval of any written, oral, radio or TV copy, Continental licenses SkyMall with a non-exclusive license to use Continental's corporate name "Continental Airlines" and Continental's tradenames and service marks, including "Continental Airlines," "Continental," and Continental's other trademarks and service marks, logos, and logotype solely in connection with the production and promotion of the SkyMall(R) Services Catalog for Continental, and the advertisement and sale of any merchandise or service bearing a Continental trademark or service mark in the SkyMall(R) Services Catalog or SkyMall(R) Program, with all such Continental names and logos to be used solely as directed by Continental ("SkyMall's Non-Exclusive License"). Except as provided in this SECTION on LIMITED LICENSE OF USE OF CONTINENTAL'S NAMES, SkyMall will not use, publish, or reproduce (including without limitation in any form of advertising) any Continental name or logo. SkyMall's Non-Exclusive License creates no third party rights. SkyMall's Non-Exclusive License shall terminate automatically at the termination of this Agreement in accordance with the SECTION on TERM OF AGREEMENT.

11.0     CONFIDENTIAL INFORMATION

         11.1 Confidential and Proprietary Information. Both Continental and SkyMall agree that in performing their respective obligations under this Agreement that they may, from time to time, furnish to each other certain information and materials, both oral and written, relating to their respective companies which each Party considers confidential and/or proprietary information which would by its appropriation, disclosure or misuse have a detrimental effect on each such Party (the "Confidential Information"). Each Party will mark any such Confidential Information as "Confidential", "Proprietary", or "Trade Secret" (the "Confidential Marks") which marks shall serve as proper notice to the other Party that such information or material shall be considered Confidential Information and shall be so treated according to the requirements of this Agreement. Such Confidential Information may include, without limitation, marketing philosophies and objectives, data, plans, designs, orders, forecasts, competitive advantages and disadvantages, the types of services provided, trade secrets, ideas, creations, materials and information regarding each other's intellectual property (which includes, without limitation, patents, copyrights, trademarks and service marks and their designs, logos, slogans, etc.), data processing programs or procedures, source code, object code, business methods and procedures, employees, suppliers, and customers.

         11.2 Exceptions. Confidential Information excludes: (A) Information approved by either Party for release to the public without qualification as to the recipient; (B) Information which either Party obtained, had or possessed independently of the other Party, unless such information is confidential pursuant to another agreement or understanding; (C) Information which either Party has placed or in the future places in the public domain; and (D) The SkyMall(R) Buyer File.

         11.3 Continental and SkyMall Actions. SkyMall agrees that all of Continental's Confidential Information shall be considered Continental's property, and confidential and proprietary to Continental, and Continental shall have all ownership and use rights to the same. Continental agrees that all of SkyMall's Confidential Information shall be considered SkyMall's property, and confidential and proprietary to SkyMall, and SkyMall shall have all ownership and use rights to the same. Both Continental and SkyMall respectively and their directors, officers, employees, contractors, and agents shall: (A) Protect and preserve the confidential and proprietary nature of all of the other's

Confidential Information; (B) Not disclose, give, sell or otherwise transfer or make available, directly or indirectly, any of the other's Confidential Information to any third party for any purpose; (C) Not use the other's Confidential Information, except as expressly provided in this Agreement; (D) Immediately notify the other of any loss or misplacement of its Confidential Information or copies of the same; (E) Comply with such security procedures as may be reasonably prescribed by the other from time to time for protection of its Confidential Information, including, without limitation, procedures concerning the transportation and storage of such information; and (F) At a minimum, employ the same degree of care in protecting Confidential Information as each Party employs in protecting its own Confidential Information.

         11.4 Enforcement. Both Continental and SkyMall agree that in the event of a breach or threatened breach of the provisions of the SECTION on CONFIDENTIAL INFORMATION, their respective remedies at law would be inadequate and each Party shall be entitled to a temporary restraining order or injunction (without any bond or other security being required) to prevent disclosure or use of the Confidential Information; provided, however, the foregoing shall not be construed to preclude either Party from pursuing any action or further remedy, at law or in equity, for any breach or threatened breach of such provisions or any other provisions of this Agreement, including, but not limited to, the recovery of damages, reasonable attorneys' fees, costs and other expenses in connection with the actions. Should a Party be served with a subpoena or other legal process requiring the production or disclosure of any Confidential Information owned by the other Party, then the served Party will immediately notify the owner Party thereof, and will in good faith attempt to permit the owner Party at the owner Party's expense to intervene and contest such disclosure or production.

         11.5 Survival. All rights and obligations of the Parties with regard to the Confidential Information shall indefinitely survive the expiration or termination of this Agreement.

12.0     NO-COMPETITION

         Continental and SkyMall acknowledge that they will be exchanging Confidential Information and other information. and that SkyMall has developed its SkyMall(R) Program, it's SkyMall(R) Services Catalog, and its SkyMall(R) Concierge Service at significant effort and expense to itself. Accordingly, during the Term of this Agreement and for a period of 3 years thereafter, both SkyMall and Continental, and their respective directors, officers, employees, contractors, and agents, shall not compete with each other in any way, nor use any information or knowledge about the other in competition with the other, nor provide any such information or knowledge to any other person, entity or competitor of the other. All rights and obligations of the Parties regarding the No-Competition Requirements shall survive the termination of this Agreement for three (3) years.

13.0     INDEMNIFICATIONS

         13.1 Claims. As used in this SECTION on INDEMNIFICATIONS, the word claims means any and all claims, liabilities, damages, demands, suits, causes of action, proceedings, recoveries, judgments, expenses, taxes, fines, penalties or executions, including without limitation, litigation costs and expenses and reasonable attorneys' fees, which may be made, had, brought or recovered by any third party.

         13.2 SkyMall's Indemnification of Continental. Except for Claims arising from or in connection with merchandise or services, advertising or promotions offered or provided by Continental in the SkyMall(R) Services Catalog or otherwise in connection with SkyMall, or failure by Continental to provide any merchandise or service offered by Continental in connection thereto, or the negligence of Continental, its directors, officers, employees, contractors or agents arising out of or in connection thereto, SkyMall shall indemnify defend and hold harmless Continental, its directors, officers, employees, and agents, from and against all Claims for: (A) Personal injury, or bodily injury, or death, to any person, and for damage to the property of anyone arising out of services provided from SkyMall (excluding property of Continental); (B) Offering, providing, or failing to provide any SkyMall(R) Services Catalog merchandise or services; (C) SkyMall(R) Program advertising, promotions, or activities; (D) Performance, non-performance, or improper performance of SkyMall's obligations or SkyMall's acts or omissions pursuant to this Agreement;
(E) Use by Continental of patents, copyrights, trademarks, tradenames, logos, slogans, imprints or any copy, whether graphic or printed, supplied solely by SkyMall and used by Continental solely as directed by SkyMall; and (F) Any claim that merchandise being sold in the SkyMall(R) Services Catalog infringed upon the valid patent rights of a third party.

         13.3 Continental's Indemnification of SkyMall. Except for Claims arising from or in connection with merchandise or services, advertising or promotions offered or provided by SkyMall in the SkyMall(R) Services Catalog or otherwise in connection with SkyMall, or failure by SkyMall to provide any merchandise or service offered by SkyMall in connection thereto, or the negligence of SkyMall, its directors, officers, employees, contractors or agents arising out of or in connection thereto, Continental shall indemnify defend and hold harmless SkyMall, its directors, officers, employees, and agents, from and against all Claims for: (A) Personal injury, or bodily injury, or death, to any person, and for damage to the property of anyone arising out of services provided from Continental (excluding property of SkyMall); (B) Offering, providing, or failing to provide any merchandise or services which are to be provided by Continental in the SkyMall(R) Services Catalog; (C) Continental advertising, promotions, or activities; (D) Performance, non-performance, or improper performance of Continental's obligations or Continental's acts or omissions pursuant to this Agreement; (E) Use by SkyMall of patents, copyrights' trademarks, tradenames, logos, slogans, imprints or any copy, whether graphic or printed, supplied solely by Continental and used by SkyMall solely as directed by Continental; and (F) Any claim that merchandise which is provided by Continental to be sold in the SkyMall(R) Services Catalog, or otherwise in connection with SkyMall, infringed upon the valid patent rights of a third party.

         13.4 Notification, Defense of Claims and Settlement. The Party seeking indemnification under this SECTION on NOTIFICATION, DEFENSE OF CLAIMS AND SETTLEMENT (the "Notifying Party") shall be subject to the following provisions:

                  A. Notice. The Notifying Party shall notify the other Party (the "Other Party") upon learning of a claim or other matter for which indemnification is sought (the "Indemnity Matter"). The omission by the Notifying Party to promptly notify the Other Party of any Indemnity Matter shall relieve the Other Party from any obligation it may have to indemnify the Notifying Party to the extent, but only to the extent, that the delay in notification materially prejudices the Other Party's defense of the Indemnity Matter;

                  B. Defense of Claim. Upon receipt by the Other Party of notice of an Indemnity Matter given by the Notifying Party as provided in this SECTION on NOTIFICATION, DEFENSE OF CLAIMS

AND SETTLEMENT (NOTICE), then:

                           (a) The Other Party will be entitled to participate
in the Indemnity Matter at its own expense; and

                           (b) The Other Party will be entitled to assume the
defense of the Indemnity Matter, with counsel reasonably acceptable to the Notifying Party. After notice from Other Party to the Notifying Party of Other Party's election to assume such defence, Other Party shall not be liable to Notifying Party under this Agreement for any legal or other expenses subsequently incurred by Notifying Party in connection with such Indemnity Matter, other than the reasonable costs of investigating the matter by the Notifying Party, if any. Notifying Party shall have the right to employ its own counsel in such Indemnity Matter, but the fees and expenses of such counsel incurred after notice from Other Party of its assumption of the defense shall be at the expense of Notifying Party unless (i) the employment of counsel by Notifying Party has been authorized by Other Party, or (ii) Notifying Party shall have reasonably concluded based on the opinion of its counsel that there may be a conflict of interest or position between Other Party and Notifying Party in the conduct of the defense of such action, or (iii) Other Party shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Notifying Party shall be at the expense of the Other Party if it is determined ultimately that the Other Party is responsible to indemnify the Notifying Party with respect to the Indemnity Matter; and

                  C. Settlement. The Other Party shall not be obligated to reimburse the costs of any settlement to which it has not agreed in writing. If in any Indemnity Matter, the Notifying Party shall have unreasonably failed to enter into a settlement offered, or assented to, by the opposing party or parties which settlement was agreed to by the Other Party in writing, then the indemnification obligation of the Other Party to the Notifying Party in connection with such Indemnity Matter shall not exceed the total of the amount of such settlement proposal and the expenses incurred by the Notifying Party up to the time such settlement proposal could have been effected.

         13.5 Survival. All rights and obligations of the Parties with regard to Indemnification shall indefinitely survive the termination of this Agreement.

14.0     INSURANCE

         14.1     SkyMall Insurance.  SkyMall shall:

                  A. Comprehensive General Liability, Etc. Procure and keep in force policies of insurance with respect to the Indemnifications given except for third party patents, products to be provided, and services to be performed by SkyMall under this Agreement, as follows: (A) Comprehensive general liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage; (B) Products liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage; (C) Advertisers liability insurance in an amount of not less than Five Million Dollars ($5,000,000); and (D) Automobile liability insurance in an amount of not less than One Million Dollars ($1,000,000).

                  B. Workers Compensation. Procure and keep in force policies of workers compensation insurance in amounts as required by statute.

                  C. Endorsements. Endorse all policies of liability insurance procured by SkyMall pursuant to this SECTION on INSURANCE - SKYMALL INSURANCE (ENDORSEMENTS) (A) to provide that said insurance shall be primary insurance and to acknowledge that any other insurance policy or policies of Continental shall be secondary or excess insurance notwithstanding any provisions in such policies regarding other insurance, (B) to name Continental, its parent, subsidiaries and affiliates and their directors, officers, agents and employees as additional insureds, (C) to provide that all provisions of such insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each insured, (D) to specifically cover the indemnity and hold harmless obligations of SkyMall to Continental under this Agreement except for third party patents, (E) to contain a waiver of subrogation clause in favor of Continental and all other additional insureds, and (F) to contain a provision requiring the insurers to provide Continental with a written notice of any cancellations or adverse material change in such insurance, and providing that the same shall not be effective as to the benefit and/or interest of Continental for thirty (30) days after written notice of such cancellation or adverse material change is received by Continental.

                  D. Acceptable Insurers. Procure and keep in force all insurance required to be maintained under this Agreement from insurers with an independent rating of A or better.

                  E. Certificates. Furnish certificates evidencing the insurance coverage required under this Agreement to Continental at an address to be furnished to SkyMall by Continental.

         14.2     Continental Insurance.  Continental shall:

                  A. Comprehensive General Liability, Etc. Procure and keep in force policies of insurance with respect to the Indemnifications given except for third party patents, products to be provided, and services to be performed by Continental under this Agreement, as follows: (A) Comprehensive general liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage; (B) Products liability insurance in an amount not less than Five Million Dollars ($5,000,000) combined single limit coverage;
(C) Advertisers liability insurance in an amount of not less than Five Million Dollars ($5,000,000); and (D) Automobile liability insurance in an amount of not less than One Million Dollars ($1,000,000).

                  B. Endorsements. Endorse all policies of liability insurance procured by Continental pursuant to this SECTION on INSURANCE - CONTINENTAL INSURANCE (ENDORSEMENTS) (A) to provide that said insurance shall be primary insurance and to acknowledge that any other insurance policy or policies of SkyMall shall be secondary or excess insurance notwithstanding any provisions in such policies regarding other insurance, (B) to name SkyMall, its directors, officers, agents and employees as additional insureds, (C) to provide that all provisions of such insurance, except for the limits of liability, shall operate in the same manner as if there were a separate policy issued to each insured,
(D) to specifically cover the indemnity and hold harmless obligations of Continental to SkyMall under this Agreement except for third party patents, (E) to contain a waiver of subrogation clause in favor of SkyMall and all other additional insureds, and (F) to contain a provision requiring the insurers to provide SkyMall with a written notice of any cancellations or adverse material change in such insurance, and providing that the same shall not be effective as to the benefit and/or interest of SkyMall for thirty (30) days after written notice of such cancellation or adverse material change is received by SkyMall.

                  C. Acceptable Insurers. Procure and keep in force all insurance required to be maintained under this Agreement from insurers with an independent rating of A or better.

                  D. Certificates. Furnish certificates evidencing the insurance coverage required under this Agreement to SkyMall at an address to be furnished to Continental by SkyMall.

         14.3 Survival. All rights and obligations of the Parties with regard to Insurance shall indefinitely survive the termination of this Agreement.

15.0     MISCELLANEOUS

         15.1     Agreement.

         This COPYRIGHTED AND CONFIDENTIAL AIRLINE CUSTOMER SERVICES AGREEMENT WITH CERTAIN PROPRIETARY INFORMATION consists of the TITLE PAGE, TABLE OF CONTENTS, MAIN SECTIONS INCLUDING BUT NOT LIMITED TO RECITALS and AGREEMENTS, the EXHIBITS and any subsequent duly signed AMENDMENTS (the "Agreement"). This Agreement states the entire agreement and understanding of the Parties regarding the subject matters contemplated in this Agreement, and supersedes all pre-existing oral or written agreements or commitments regarding these matters. No Party shall be bound by or be deemed to have made any agreement, representation or warranty except as set forth in this Agreement.

         15.2     Agreement - Amendments and Waivers.

         This Agreement may not be amended, changed or modified except by an amending agreement in writing signed by a duly authorized representative of each Party (the "Amendment"). All AMENDMENTS, if any, shall be construed and be deemed to be attached to this Agreement, and they are fully incorporated herein and are made part of the Agreement. No waiver of any provision or any breach of this Agreement by either Party, whether expressed or implied, shall be effective unless stated in writing and signed by a duly authorized representative of the Party alleged to have waived such provision or breach. Any single waiver shall not operate as a continuing waiver or waive any other provision or breach of this Agreement, whether in the past or in the future.

         15.3     Agreement - Failure of Enforcement.

         The failure of either Party to enforce any agreement, condition, covenant or term of this Agreement by reason of breach by the other Party, after notice had, shall not be deemed to void or affect the right of such Party to enforce the same or any other agreement, condition, covenant or term on the occasion of a subsequent breach or default by the other Party.

         15.4     Approval or Consent.

         Whenever a Party's approval or consent is required by this Agreement, such approval or consent will not be unreasonably withheld or delayed.

         15.5     Assignments and Successions.

         SkyMall and Continental may assign this Agreement to a wholly owned subsidiary, to a successor of substantially all of its business or assets, and in the case of Continental to its parent corporation. Neither SkyMall nor Continental may otherwise assign, whether in whole or in part, or delegate any of their respective rights or obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other Party.

         15.6     Attorneys' Fees.

         In any litigation or arbitration action or proceeding regarding a dispute arising out of or related to this Agreement, the prevailing Party shall be entitled to receive, in addition to any other remedy or award, reasonable attorneys' fees, costs and other expenses incurred in connection with such action or proceeding as determined by the court (but not by a jury), or arbitrator.

         15.7     Benefits of Parties, Successors and Assigns.

         This Agreement shall be binding on, and inure to the benefit of, the Parties and, subject to the SECTION on ASSIGNMENTS AND SUCCESSIONS, on their respective heirs, executors, administrators, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Parties or their respective heirs, executors, administrators, legal representatives, successors or assigns, any rights, obligations, remedies or liabilities under this Agreement.

         15.8     Breach or Default.

         Subject to SECTIONS on FORCE MAJEURE EXCUSING PERFORMANCE, BREACH AND DEFAULT REMEDIES, and TERMINATION, the existence or occurrence of any one or more of the following shall constitute a breach or default under this Agreement unless such breach or default is promptly cured within any applicable grace periods provided and written notices required, all as stated below:

                  A. Confidential Information. The Parties agree that in the event of a threatened breach or actual breach of the provisions of the SECTIONS on CONFIDENTIAL INFORMATION AND NO-COMPETITION, that the non-defaulting Party's remedies at law would be inadequate and will cause the other Party irreparable injury and damage. Therefore, the non-defaulting Party shall be entitled to a temporary restraining order or injunction (without any bond or other security being required) to prevent disclosure or use of the Confidential Information or No Competition information pursuant to the SECTION on BREACH AND DEFAULT REMEDIES.

                  B. Non-Payment. Either Party's refusal, failure, or neglect in making any required payment or performing any monetary term, condition, covenant, warranty or representation within fifteen (15) days after its due date under this Agreement, and written notice thereof from the other Party;

                  C. Performance or Condition. Either Party's refusal, failure, or neglect in the performance of, or breach of, any non-monetary term, condition, covenant, warranty or representation contained in this Agreement shall have occurred and be continuing for thirty (30) days after written notice thereof from the other Party; provided however that such thirty (30) day period may be extended if, within such period, a duly authorized representative of the defaulting Party delivers to the other Party a certificate stating that the breach is not susceptible of cure within such thirty (30) day period but can be cured within a period of ninety (90) days from receipt of the initial notice and further stating the actions being taken and to be taken to effect a cure, then the defaulting Party shall be entitled to a total period of up to ninety (90) days from the initial notice to cure such breach, but only for as long as the defaulting Party diligently and vigorously pursues such cure, then, without further notice, the non-defaulting Party may pursue any and all rights and remedies available to it;

                  D. Bankruptcy or Insolvency. Notwithstanding Continental's current bankruptcy proceeding in the U.S. Bankruptcy Court of the District of Delaware, either Party: (a) Becomes insolvent; (b) Does not pay its bills when due without just cause; (c) Takes any material steps leading to its cessation as a going concern; (d) Ceases or suspends operations; (e) Makes a general assignment for the benefit of creditors, or there is filed by or against a Party a voluntary or involuntary petition or application for a custodian, or the appointment of a receiver, provided, however, that any Party against whom an involuntary petition is filed shall have sixty (60) days to secure the dismissal thereof before the filing shall be deemed a default under this Agreement; or (f) Commences any action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or proceedings for a Party's relief, or for the composition, extension, arrangement or adjustment of any of a Party's obligations, or affecting any significant portion of a Party's property (collectively the "Bankruptcy Proceedings"), provided, however, that if any of the foregoing Bankruptcy Proceedings are filed against a Party involuntarily, such Party shall have sixty (60) days to secure dismissal thereof before such filing shall be deemed to be a default under this Agreement;

                  E. Bankruptcy - Non-Defaulting Party. Notwithstanding Continental's current bankruptcy proceeding in the U.S. Bankruptcy Court of the District of Delaware, if Bankruptcy Proceedings are commenced with respect to the defaulting Party and if this Agreement has not otherwise terminated, then the non-defaulting Party may suspend all further performance of this Agreement, other than making payments which are due under this Agreement subject to the SECTION on BREACH OR DEFAULT - LIQUIDATED DAMAGES below, until the defaulting Party assumes or rejects this Agreement pursuant to Section 365 of the United States "Bankruptcy Code", or any similar or successor provision. Any such suspension of further performance by the non-defaulting Party pending the defaulting Party's assumption or rejection will not be a breach of this Agreement and will not affect the non-defaulting Party's right to pursue or enforce any of its rights under this Agreement or otherwise.

                  F. Liquidated Damages. In the event that Continental (a) commences Bankruptcy Proceedings (other than its pending Chapter 11 proceeding), including a conversion from the pending Chapter 11 case into a Chapter 7 case, or (b) stops flying on a regular scheduled basis twenty-five percent (25%) of its January 1, 1991 weekly scheduled flights, or (c) otherwise defaults under this Agreement (collectively the "Special Breaches"), then SkyMall will sustain both a financial loss and a loss of business that are difficult to ascertain because of SkyMall's production of the Catalogs and lost Continental sales. Therefore, the Parties agree that in the event of any Special Breach SkyMall shall have a claim for liquidated damages in the amount(s) of the Minimum Fee Payment and any Sales Commissions that SkyMall might otherwise owe Continental. The Parties agree that such liquidated damages amount(s) shall be set-off by SkyMall against any amounts SkyMall may otherwise owe Continental.

         15.9     Breach and Default Remedies.

         Subject to the SECTIONS on FORCE MAJEURE EXCUSING PERFORMANCE AND TERMINATION, upon the occurrence of any breach or default of this Agreement as defined in the SECTION on BREACH OR DEFAULT which is not cured within any applicable grace periods provided and written notices required, the non-defaulting Party may, consistent with applicable laws, at its option, do one or more of the following:

                  A. Temporary Restraining Order or Injunction. Proceed immediately, when Confidential Information or No-Competition Requirements are involved, to obtain a temporary restraining order or injunction (without any bond or other security being required) to prevent disclosure or use of any Confidential Information or No-Competition information respectively identified under the SECTIONS on CONFIDENTIAL INFORMATION AND NO-COMPETITION, recognizing that the Parties have agreed that remedies at law would be inadequate for such threatened or actual breaches; provided, however, the foregoing shall not be construed to preclude the non-defaulting Party from pursuing any action or further remedy, at law or in equity, for any breach or threatened breach of such provisions or any other provisions of this Agreement, including, but not limited to, the recovery of damages, reasonable attorneys' fees, costs and other expenses in connection with the actions;

                  B. Damages for Breach. Proceed by appropriate court action(s) at law or equity to recover damages for the breach of this Agreement, including reasonable attorneys' fees, costs and other expenses in connection with the breach of any obligations stated in the SECTION on INDEMNIFICATIONS;

                  C. Other Remedies. Exercise any other right, privilege or remedy available under this Agreement, or in law or equity; and

                  D. Terminate the Agreement. By written notice to the defaulting Party immediately terminate this Agreement.

         15.10 Consequential Damages. EXCEPT AS PROVIDED UNDER THE SECTIONS ON INDEMNIFICATIONS AND TERM OF AGREEMENT, ABOVE, NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM ITS PERFORMANCE OR FAILURE TO PERFORM OR ITS ACTS OR OMISSIONS, UNDER THIS AGREEMENT.

         15.11    Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one and the same Agreement which is binding upon all Parties even though all Parties do not sign the same counterpart.

         15.12    Days.

         The word days in this Agreement shall mean calendar days unless the text in a provision expressly provides for business days.

         15.13    Dealings with Third Parties.

         No Party is, nor shall any Party hold itself out to be, vested with any power or right to represent, act on behalf of, or contractually bind any other Party as its agent, partner, or otherwise.

         15.14    Exhibits.

         All EXHIBITS to this Agreement, identified as such and attached to this Agreement are fully incorporated herein and are made part of this Agreement.

         15.15    Force Major Excusing Performance.

         Notwithstanding anything in this Agreement to the contrary, no Party shall be liable to the other Party for any failure or delay in performing all or any part of this Agreement and shall be excused to the extent that such non-performance or delay arises out of any cause beyond the reasonable control of either Party by reasons including, without limitation, loss of facilities, breach by suppliers of supply agreements, fires, floods, strikes, labor unrest, embargoes, civil commotion, rationing or other governmental orders or requirements, acts of civil or military authorities, war, acts of God, unavoidable accidents, acts or omissions of sovereign states, or seriously adverse weather conditions. All requirements of notice and other performance required by this Agreement within a specified period shall be automatically extended to accommodate the period of pendency of any such contingency which interferes with such performance, provided, however, that within thirty (30) days of the conclusion of any Force Major cause a duly authorized representative of the Party invoking such cause delivers to the other Party a certificate stating such cause, the performance of this Agreement which it delayed, the reasonable efforts taken to overcome such cause, and the period of time such cause was in effect.

         15.16    Further Actions and Assurances.

         Each Party agrees that it shall cooperate in good faith to take such further actions and duly sign, acknowledge and deliver, or cause to be so done, all further documents, assurances and certificates as may be necessary or expedient, or as either Party may reasonably request of the other, in order to carry out the purpose and intent of this Agreement. In addition, each Party agrees that it shall not take any action which would adversely affect any right granted by it to the other Party by this Agreement.

         15.17    Governing Law.

         It is the express intention of the Parties that this Agreement is to be governed and interpreted under the laws of the State of Arizona.

         15.18    Headings and Interpretation.

         The headings contained in this Agreement are for convenience and reference only, and are not to be considered in interpreting this Agreement. When the context so requires in this Agreement, the singular number includes the plural, and vice versa.

         15.19    Joint Venture or Partnership.

         Nothing in this Agreement, expressed or implied, is intended to or shall constitute, create or establish any agency, joint venture, or partnership relationship between the Parties. The Parties are independent contractors.

         15.20    Notices.

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally to the Party to whom notice is to be given, or seventy-two (72) hours after mailing, if mailed to the Party to whom notice is to be given by United States first class mail, registered or certified, with return receipt requested, postage prepaid, and properly addressed to the Party at the address set forth below, or at any other address that any Party may designate by written notice to the other Party.

                           Continental Airlines
                           2929 Allen Parkway
                           Houston, Texas 77019
                           Attention:       Mr.  Eric Kleiman
                                            Manager, Leisure Marketing Program

                           With a copy to:

                           Continental Airlines
                           2929 Allen Parkway
                           Houston, Texas 77019
                           Attention:       Manager of Contract Administration

                           SkyMall, Inc.
                           1520 East Pima Street
                           Phoenix, Arizona 85034
                           Attention:       Mr. Robert M. Worsley, President

                           With a copy to:

                           Lewis and Roca
                           40 North Central Avenue
                           Phoenix, Arizona 85004-4429
                           Attention:       Kevin L. Olson, Esquire

         15.21    Severability.

         If any court or tribunal of competent jurisdiction shall refuse, in that jurisdiction, to enforce any part or provision of this Agreement due to a determination of unenforceability, illegality or invalidity, it is expressly understood and agreed by the Parties that neither this Agreement, nor any part thereof, shall be void, and only the particular restriction deemed to be unenforceable, illegal or invalid shall then be reduced or otherwise modified by such court or tribunal, but only to the minimum extent necessary to permit its enforcement. If any provision cannot be so reduced or modified, that provision shall then be severed from this Agreement, and the remaining provisions shall be interpreted in such a way as to give maximum validity and maximum enforcement to this Agreement in that jurisdiction.

         15.22    Survival

         Notwithstanding any provisions in this Agreement to the contrary, the Parties agree that all applicable agreements, obligations, covenants, terms, conditions, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement until all obligations of SkyMall to Continental and of Continental to SkyMall under this Agreement shall have been fully paid and performed including, without limitation, the SECTIONS on CONFIDENTIAL INFORMATION, NO-- COMPETITION, INDEMNIFICATIONS, INSURANCE, CONTINENTAL SALES COMMISSIONS AND FEES, and TERMINATION.

         15.23    Termination.

                  A. Termination for Convenience. Subject to the requirements of the SECTIONS on TERM OF AGREEMENT AND TERMINATION - TERMINATION RIGHTS AND OBLIGATIONS, either Continental or SkyMall may terminate this Agreement for any reason without cause by written notice to the other Party one-hundred eighty
(180) days prior to the date upon which Continental or SkyMall desires termination to be effective.

                           (a) SkyMall Termination. Upon any termination by
SkyMall, SkyMall shall (i) be solely responsible for all SkyMall merchandise inventory that, because of SkyMall's termination, will not be sold to Continental's passengers through SkyMall(R) Services Catalogs based upon historical levels of purchases over the preceding one hundred twenty (120) days including any shipping, handling and restocking, (ii) fulfill all Continental customer orders arising from SkyMall(R) Services Catalogs distributed prior to termination, for a period of ninety (90) days following the effective date of termination, and pay Continental the corresponding Sales Commissions due Continental for Net Sales made during this time period, and (iii) be solely responsible for all costs, damages, liabilities and claims arising from, in connection with or allocable to this Agreement including, without limitation, Catalog design, printing, and distribution, merchandise selection, purchase and inventory, marketing, public relations, suffered by SkyMall (1) during the Initial Term if SkyMall terminates the Agreement before the end of the Initial Term, and (2) during any Continuing Term for the period of time in which SkyMall is preparing a new edition of the Catalog (the "Catalog Lead Time") and for the period of time such new edition of the SkyMall(R) Services Catalog is or would have been distributed aboard the Continental Domestic Fleets (the "Catalog Distribution Time"). For purposes of this Agreement, a Catalog Lead Time is generally one hundred twenty (120) days, and a Catalog Distribution Time is generally one hundred thirty (130) days. Upon receipt of any termination notice by SkyMall, Continental shall use all reasonable commercial efforts to mitigate its costs, damages and in connection with this Agreement for a termination occurring during the Initial Term, any Continuing Term, or during any Catalog Lead Time or any Catalog Distribution Time. In any termination, Continental will be solely responsible for disposing of all SkyMall(R) Services Catalogs in its possession at the time of termination.

                           (b) Continental Termination. Upon any termination by
Continental, Continental shall (i) be solely responsible for all SkyMall merchandise inventory that, because of Continental's termination, will not be sold to Continental's passengers through SkyMall(R) Services

Catalogs based upon historical levels of purchases over the preceding one hundred twenty (120) days including any shipping, handling and restocking subject to SkyMall using all reasonable commercial efforts to return such merchandise inventory to the merchandise Suppliers or selling such inventory, all within one hundred twenty (120) days from SkyMall's receipt of the notice of termination, and (ii) be solely responsible for all costs, damages, liabilities and claims arising from, in connection with or allocable to this Agreement including, without limitation, Catalog design, printing, and distribution, merchandise selection, purchase and inventory, marketing, public relations, suffered by SkyMall (1) during the Initial Term if Continental terminates the Agreement before the end of the Initial Term, and (2) during any Continuing Term for the period of time in which SkyMall is preparing a new edition of the Catalog (the "Catalog Lead Time") and for the period of time such new edition of the SkyMall(R) Services Catalog is or would have been distributed aboard the Continental Domestic Fleets (the "Catalog Distribution Time"). For purposes of this Agreement, a Catalog Lead Time is generally one hundred twenty (120) days, and a Catalog Distribution Time is generally one hundred thirty (130) days. Upon receipt of any termination notice by Continental, SkyMall shall use all reasonable commercial efforts to mitigate its costs, damages and in connection with this Agreement for a termination occurring during the Initial Term, any Continuing Term, or during any Catalog Lead Time or any Catalog Distribution Time. In any termination, Continental will be solely responsible for disposing of all SkyMall(R) Services Catalogs in its possession at the time of termination.

                  B. Termination For Cause. Subject to the SECTIONS on TERM OF AGREEMENT, BREACH OR DEFAULT, BREACH AND DEFAULT REMEDIES, SURVIVAL, and TERMINATION, Continental or SkyMall may cancel this Agreement for cause.

                  C. Termination Rights and Obligations. Subject to the applicable Sections of this Agreement, any termination of this Agreement, with or without cause, shall not affect any rights or obligations of the Parties which are of a continuing nature or which shall have accrued prior to the effective date of such termination including, without limitation, the SECTIONS on TERMINATION, CONFIDENTIAL INFORMATION, NO-COMPETITION, INDEMNIFICATIONS, INSURANCE, CONTINENTAL SALES COMMISSIONS AND FEES, BREACH OR DEFAULT, BREACH AND DEFAULT REMEDIES and SURVIVAL.

         15.24    Time.

         Time is of the essence of this Agreement and each of its provisions.



            [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, the duly authorized representatives of the Parties with full power and authority to legally bind their respective Parties have duly signed and executed this Airline Customer Services Agreement as of the date first written above.

                                            CONTINENTAL AIRLINES



                                            By:    /s/ Earl Quenzel
                                                   --------------------------
                                            Name:  Earl Quenzel
                                            Title: Vice President, Marketing



                                            SKYMALL, INC.



                                            By:    /s/ Robert M. Worsley
                                                   --------------------------
                                            Name:  Robert M. Worsley
                                            Title: President

                                    EXHIBIT A

                       MINIMUM CATALOG PRODUCTION FORMULA



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                             CONTINENTAL AND SKYMALL



The Minimum Catalog Production Formula is as follows:

                       Minimum Catalog Production Formula

         A.       Definitions:

                  (a) Projected Passenger Enplanements is defined as the latest official Continental projections of the applicable passenger enplanements for the following six (6) months.

                  (b) Catalog Period is defined as the time period during which Continental will distribute and board the corresponding edition of the SkyMall(R) Services Catalog. Catalog Periods are generally four (4) months, and Catalog Lead Times are generally four (4) months.

                  (c) Catalog Production Percent is defined as the percent needed to produce the agreed upon minimum number of Catalogs.

         B.       Calculation Formula:

                  Minimum Catalog Production Quantities to be printed for a Catalog Period =

                  Monthly Projected Passenger Enplanements X Catalog Period X Catalog Production Percent

         C.       Example:

                  3,300,000 Monthly Passengers X 4 Months X 5% = 660,000
                  Catalogs.

                                    EXHIBIT B

                     CONTINENTAL PAGES REIMBURSEMENT FORMULA



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                             CONTINENTAL AND SKYMALL



The Continental Pages Reimbursement Formula is as follows:

                     Continental Pages Reimbursement Formula

         A.       Definitions:

                  (a) Continental Pages are defined as those pages offered by SkyMall to Continental in the SkyMall(R) Services Catalog which advertise Continental's Trademarked Merchandise and Continental's Advertising that Continental chooses to place on those pages.

                  (b) CPPPC is defined as the actual cost per page per catalog and is to be determined after all invoices are received.

         B.       Calculation Formula:

                  Continental's Reimbursement to SkyMall =

                           (a) Actual number of Continental Pages printed
                  X        (b) Actual CPPPC
                  X        (c) Catalogs printed

         C.       Example:

                  4 Continental Pages   X   .0032   X   $800,000   =  $10,240 of
                  Reimbursement due SkyMall.

         D. Payment: All such reimbursement costs shall be paid to SkyMall within thirty (30) days of SkyMall's presentation of the invoice for such costs to Continental, including appropriate supporting documentation.

                                    EXHIBIT C

                                NET SALES FORMULA


             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                             CONTINENTAL AND SKYMALL


The Net Sales Formula is as follows:

                                Net Sales Formula


         A.       Definitions:

                  (a) Gross SkyMall(R) Catalog Merchandise Sales is defined as all gross merchandise sales from the SkyMall(R) Services Catalog for Continental.

                  (b) SkyMall(R) Concierge Service Fees is defined as the charge SkyMall collects from Continental customers for each concierge service request and is exclusive of the price of goods or services acquired to fulfill each customer's request (the "SkyMall(R) Concierge Service Fees").

                  (c) Returned Merchandise Revenue is defined as the sale amounts on all returned merchandise or refunds from Continental customers

                  (d) Canceled SkyMall(R) Concierge Service Fees is defined as any SkyMall(R) Concierge Service Fees charged by SkyMall for services rendered and thereafter canceled by Continental customers, and the cost to cancel or return the applicable service or product.

                  (e) Sales, Excises Taxes and Duties is defined as all applicable sales and excise taxes and duties on SkyMall Catalog merchandise and services paid by SkyMall for Continental customers.

                  (f) Shipping and Handling Charge is defined as all shipping, handling and insurance costs for all SkyMall(R) Catalog merchandise and services sold to Continental customers.

                  (g) Giftwrapping and monogramming Charges is defined as all extra and special services requested and paid by Continental customers.

                  (h) Bad Debts is defined as all bad debts incurred by SkyMall in administering the SkyMall(R) Programs for Continental (i.e., accounts receivable that are deemed uncollectible).

         B.       Calculation Formula:

                  Net Sales =

                           (a)      Gross SkyMall(R) Catalog Merchandise Sales
                  +        (b)      SkyMall(R) Concierge Service Fees
                  +        (e)      Sales, Excises Taxes and Duties
                  +        (f)      Shipping and Handling Charges
                  +        (g)      Giftwrapping and Monogramming Charges

                  (Less):

                  -        (c)      Returned Merchandise Revenue
                  -        (d)      Canceled SkyMall(R) Concierge Service Fees
                  -        (e)      Sales, Excises Taxes and Duties
                  -        (f)      Shipping and Handling Charges
                  -        (g)      Giftwrapping and Monogramming Charges
                  -        (h)      Bad Debts


         C.       Example:

                  Merchandise Sales         $3,100,000
                  Concierge Fees            $  100,000
                  Taxes                     $  192,000
                  Shipping & Handling       $  320,000
                  Giftwrapping              $   30,000
                                            ----------

                    Subtotal                $3,742,000

                  (Less):

                  Merchandise Returns       $  160,000
                  Canceled Fees             $    5,000
                  Taxes                     $  192,000
                  Shipping & Handling       $  320,000
                  Giftwrapping              $   30,000
                  Bad Debts                 $   32,000
                                            ----------

                    Subtotal                $  739,000

                  TOTAL NET SALES           $3,003,000

                                    EXHIBIT D

                           CONTINENTAL PAGES AGREEMENT



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                             CONTINENTAL AND SKYMALL



The Continental Pages Agreement is as follows: NONE





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                                       D-1

                                    EXHIBIT E

                     FREQUENT FLYER MILEAGE CREDIT AGREEMENT



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                             CONTINENTAL AND SKYMALL



The Frequent Flyer Mileage Credit Agreement is as follows: NONE




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                                       E-1

                                    EXHIBIT F

                 COUNTER-TO-COUNTER DELIVERY SERVICES AGREEMENT



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                             CONTINENTAL AND SKYMALL



The Counter-to-Counter Delivery Services Agreement is as follows: NONE




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                                       F-1

                                    EXHIBIT G

                     ON-BOARD SALES AND DELIVERIES AGREEMENT



             PART OF THE AIRLINE CUSTOMER SERVICES AGREEMENT BETWEEN

                             CONTINENTAL AND SKYMALL



The On-Board Sales and Deliveries Agreement is as follows: NONE




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                                       G-1